Vertex Pharmaceuticals Reports First Quarter 2007 Financial Results

Cambridge, MA, April 30, 2007 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reported consolidated financial results for the quarter ended March 31, 2007.

“In 2007, a major goal for Vertex is to build the product profile of the investigational hepatitis C protease inhibitor telaprevir,” stated Joshua Boger, Ph.D., President and Chief Executive Officer of Vertex Pharmaceuticals.  “The presentation of the interim data from the PROVE 1 clinical trial, and the start of the PROVE 3 clinical trial evaluating telaprevir in HCV patients who failed prior treatment with an interferon, represent key progress toward this goal this year.  We expect that additional data gathered from the PROVE clinical program in the coming months will inform the design of our Phase 3 program.”

First Quarter Results

For the quarter ended March 31, 2007, the Company’s net loss was  $80.7 million, or $0.64 per share.  The net loss for the quarter ended March 31, 2006 was $50.1 million, or $0.47 per share.  The increase in the Company’s 2007 net loss was principally driven by an increase in development investment as Vertex advances its product candidates.

The non-GAAP loss, before certain charges for the quarter ended March 31, 2007 was $63.4 million, or $0.50 per share, compared to a non-GAAP loss, before charges and gains, of $42.2 million, or $0.39 per share for the quarter ended March 31, 2006.

Total revenues for the quarter ended March 31, 2007 were $68.8 million compared to $39.1 million for the first quarter of 2006. The increase in revenues is primarily due to revenue recognized from development activities in collaboration with Janssen Pharmaceutica, which offsets a decline in revenue from the Company’s research collaborations.

Research and development (R&D) expenses for the quarter ended March 31, 2007 were $132.6 million, including $31.7 million of commercial supply investment, compared to $75.2 million for the first quarter of 2006. The increase primarily relates to development investment to support the global Phase 2b clinical development program for telaprevir, as well as to investment by the Company in building commercial supply for telaprevir for use if telaprevir is approved.

Sales, general and administrative (SG&A) expenses for the quarter ended March 31, 2007 were $16.5 million compared to $12.9 million for the first quarter of 2006.  This increase reflects building of infrastructure to support the advancement of the business.

Other income, net, for the quarter ended March 31, 2007 was $7.9 million, compared to $1.6 million for the first quarter of 2006.  This increase principally resulted from increased investment balances, and the Company’s reduction of outstanding debt in 2006.

At March 31, 2007, Vertex had approximately $690.5 million in cash, cash equivalents and marketable securities. Vertex ended the first quarter of 2007 with $42.1 million in principal amount of convertible debt due September 2007.

Recent Achievements and 2007 Objectives

•                  Broad clinical development program for the hepatitis C virus (HCV) protease inhibitor telaprevir (VX-950)

•                  Vertex today announced that it received in the first quarter a $15 million milestone payment from Janssen Pharmaceutica in connection with patient enrollment in the PROVE 3 clinical trial.  PROVE 3 is a Phase 2b trial of telaprevir that is designed to enroll 440 patients infected with genotype-1 HCV who did not achieve a sustained viral response (SVR) with prior interferon-based treatment. In the trial, patients will be randomized equally across four treatment arms.

•                  Vertex expects to complete enrollment in PROVE 3 by the end of the second quarter.  This will increase to more than 1,000 the number of patients that have been enrolled in telaprevir clinical trials.

•                  Earlier this month, clinical investigators presented data from an interim analysis of the Phase 2b PROVE 1 clinical trial at the 42nd Annual Meeting of the

European Association for the Study of the Liver (EASL).  The data indicated a high rate of rapid viral response (RVR) in the telaprevir groups as compared with the control arm, and a low rate of on-treatment viral breakthrough.  In addition, some patients appeared to clear the virus with 12 weeks of telaprevir-based therapy.  The types of adverse events that have been commonly observed with interferon and ribavirin were seen across all treatment arms.  Gastrointestinal disorders, rash and anemia were more common in the telaprevir arms.

•                  Vertex expects that the interim PROVE 1 data, together with additional data from PROVE 1 and PROVE 2, will inform the Phase 3 trial design for telaprevir. Vertex expects to meet with the FDA in mid-2007, and expects to initiate Phase 3 development of telaprevir in the fourth quarter of 2007.

•                  Vertex expects that it will expand clinical development of telaprevir into certain important sub-populations of HCV patients in 2007. Vertex’s collaborator Tibotec will undertake clinical development in patients with genotype 2 and genotype 3 HCV infection. Vertex also anticipates that it will initiate in 2007 a clinical trial exploring the potential of twice-daily dosing of telaprevir in combination with pegylated interferon and ribavirin.

•                  Vertex expects to complete registration batches of telaprevir in the first half of 2007.  The Company also has begun the process of building commercial supply, investing approximately $32 million in the first quarter of 2007.

•                  VX-702 in Phase 2 development for rheumatoid arthritis (RA)

•                  Vertex announced today that enrollment is complete in a 12-week, 120-patient Phase 2a clinical trial to evaluate the safety, tolerability and anti-inflammatory effects of VX-702 dosed on a background of methotrexate in patients with RA.   Vertex expects to have data from the Phase 2a trial in the third quarter of 2007.

•                  Vertex also is conducting a Thorough QTc study of VX-702. Depending on results from the QTc study and the Phase 2a trial, the Company expects to initiate a larger Phase 2 trial on a background of methotrexate.

•                  VX-770 on track to advance to Phase 2 development in cystic fibrosis (CF)

•                  Vertex is on track to initiate in the second quarter a Phase 2a clinical trial with VX-770. The randomized, double-blind, placebo-controlled trial of VX-770 will evaluate the safety, pharmacokinetics and biomarkers of CFTR activity in approximately 35 patients with CF with genotype G551D.

•                  MK-0457 (VX-680) Phase 2 trial underway in treatment-resistant leukemias

•                  Vertex’s collaborator Merck is conducting a 270-patient Phase 2 clinical trial with MK-0457 in patients with treatment-resistant chronic myelogenous leukemia (CML) and Philadelphia chromosome-positive acute lymphocytic leukemia (PH+ ALL) containing the T315I BCR-ABL mutation.

•                  MK-6592 (VX-667) Phase 1 trial underway in advanced solid tumors

•                  Merck initiated in the first quarter a Phase 1 trial of MK-6592 in solid tumors.

•                  VX-689 selected by Merck from Aurora kinase collaboration

•                  Vertex’s collaborator Merck has selected for development VX-689, an inhibitor of Aurora kinase. VX-689 is the third drug candidate to be selected from the companies’ Aurora kinase collaboration and reflects Vertex’s focus on bringing forward Aurora kinase inhibitors with multiple product profiles.  Vertex received a $9 million milestone payment in the first quarter in connection with this drug candidate selection.

•Full Year 2007 Financial Guidance

This section contains forward-looking guidance about the financial outlook for Vertex Pharmaceuticals.

“We continue to execute on key financial themes within our business,” said Ian Smith, Executive Vice President and Chief Financial Officer of Vertex.  “We had a significant increase in revenue in the first quarter from our R&D collaborations, which fund our R&D investment. We continue to maintain our financial strength to support our investment into R&D opportunities.”

Vertex today is reiterating its guidance for 2007 GAAP and non-GAAP loss, and cash, cash equivalents and marketable securities, which originally was provided on February 1, 2007.

Non-GAAP Financial Measures

In this press release, Vertex’s financial results are provided both in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures. In particular, Vertex provides its first quarter 2006 and 2007 and guidance for its projected full year 2007 loss excluding, in each case, restructuring charges and stock-based compensation expense, which in each case results in a non-GAAP financial measure. These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and are important in comparing current results with prior period results.  Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, and to manage the Company’s business and to evaluate its performance. A reconciliation of non-GAAP financial results to GAAP financial results is included in the attached financial statements.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases. The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies. Vertex’s product pipeline is focused on viral diseases, inflammation, autoimmune diseases, cancer, pain and bacterial infection. Vertex co-discovered the HIV protease inhibitor, Lexiva, with GlaxoSmithKline.

Lexiva is a registered trademark of the GlaxoSmithKline group of companies.

Special Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including statements regarding (i) our expectations regarding clinical trials, development timelines and discussions with regulatory authorities related to telaprevir and other drug candidates under development by us and our collaborators; (ii) our expectations about the number of patients that will be evaluated, the anticipated date by which enrollment will be completed and the data that will be generated by ongoing and planned clinical trials, and the ability to use that data for the design and initiation of further clinical trials; (iii) our expectations regarding the scope and timing of ongoing and potential future clinical trials, including the ongoing Phase 2b clinical trials and expected Phase 3 clinical program for telaprevir, the expansion of the clinical development of telaprevir into certain important HCV sub-populations and the investigation of an additional potential dosing regimen, the ongoing and planned clinical trials of VX-702, the planned Phase 2a clinical trial of VX-770 and the ongoing clinical trials of MK-0457 (VX-680) and MK-6592 (VX-667); (iv) the timeline for completing registration batches of telaprevir; and (v) our expectations regarding net loss and year end cash position for 2007. While we believe the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements.  Those risks and uncertainties include, among other things, that the outcomes for each of our planned clinical trials and studies, and in particular our planned clinical trials of telaprevir, may not be favorable, that one or more of our internal or external drug development programs will not proceed as planned for technical, scientific or commercial reasons, that one or more of the assumptions underlying our financial guidance will not be realized due to unexpected and costly program delays or any number of other financial, technical or collaboration considerations, that future competitive or other market factors may adversely affect the commercial potential for our drug candidates in HCV or other indications, and other risks listed under Risk Factors in Vertex’s annual report and quarterly reports filed with the Securities and Exchange Commission and available through our website at www.vrtx.com. We disclaim any obligation to update the information contained in this press release as new data become available.

Vertex Pharmaceuticals Incorporated
2007 First Quarter Results
Consolidated Statement of Operations Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues:
Royalties	$9,796	$9,179
Collaborative and other R&D revenues	59,014	29,908
Total revenues	$68,810	$39,087

Costs and expenses:
Royalty payments	$3,269	$2,995
Research and development (R&D)	132,578	75,202
Sales, general & administrative	16,537	12,879
Restructuring expense	5,055	767
Total costs and expenses	$157,439	$91,843

Loss from operations	$(88,629)	$(52,756)

Other income, net	7,901	1,623
Loss before cumulative effect of a change in accounting principle	$(80,728)	$(51,133)
Cumulative effect of a change in accounting principle — FAS 123(R)	—	$1,046

Net loss	$(80,728)	$(50,087)

Basic and diluted loss per common share before cumulative effect of change in accounting principle	$(0.64)	$(0.48)

Basic and diluted cumulative effect of a change in accounting principle per common share	—	$0.01

Basic and diluted net loss per common share	$(0.64)	$(0.47)

Basic and diluted weighted average number of common shares outstanding (in thousands)	125,756	107,440

Non-GAAP Net Loss and Net Loss per Common Share Reconciliation (1)

	Three Months Ended March 31,
	2007	2006
Net Loss	$(80,728)	$(50,087)
Pro Forma Adjustments:
Stock-based compensation expense included in R&D (Note 2):	$10,302	$6,406
Stock-based compensation expense included in SG&A (Note 2):	2,018	1,719
Total stock-based compensation expenseTotal revenues	$12,320	$8,125

Restructuring expense (Note 4)	$5,055	$767

Cumulative effect of a change in accounting principle (Note 3)	—	$(1,046)

Non-GAAP Net Loss	$(63,353)	$(42,241)

Basic and diluted Non-GAAP net loss per common share	$(0.50)	$(0.39)

Note 1: Financial results are provided both in accordance with generally accepted accounting principles (GAAP) in the United States and using certain non-GAAP financial measures. These results are provided as a complement to the results in accordance with GAAP because management believes these non-GAAP measures help indicate underlying trends in the Company’s business, and uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, to manage the Company’s business and to evaluate its performance.

Note 2: For the three months ended March 31, 2007 the Company incurred $12.3 million in stock compensation expense of which $10.3 million was included in research and development expenses and $2.0 million was included in sales, general and administrative expenses. For the three months ended March 31, 2006 the Company incurred $8.1 million in stock compensation expense, of which $6.4 million was included in research and development expenses and $1.7 million was included in sales, general and administrative expenses. Stock compensation expense includes costs associated with restricted stock, stock option awards and employee stock purchase shares, which were recorded in connection with provisions of FAS 123(R), “Share-Based Payment.” FAS 123(R) requires companies to record stock-based payments in the financial statements using a fair value method. The Company adopted FAS 123(R) on a modified prospective basis beginning January 1, 2006.

Note 3: FAS 123(R) requires companies to recognize expense only for shares the Company expects to vest, which results in the Company estimating forfeitures during the service period. For the three months ended March 31, 2006 the Company recorded a $1.0 million benefit for the cumulative effect of the change in recording forfeitures related to restricted stock awards as they occurred to estimating forfeitures during the service period.

Note 4: For the three months ended March 31, 2007 and 2006, the Company incurred restructuring expense charges. The charge for the three months ending March 31, 2007 and 2006 was $5.1 million and $0.8 million, respectively.  The 2007 charge is the result of incremental lease obligations related to the revision of certain key estimates and assumptions about building operating costs as well as the imputed interest charge related to the restructuring liability. This expense and related liability has been estimated in accordance with FASB 146 “Accounting for Costs Associated with Exit or Disposal Activities” and is reviewed quarterly for changes in circumstances.

Note 5: In the first quarter of 2007, the holders of all of the Company’s outstanding 5.75% Convertible Senior Subordinated Notes due 2011 converted their notes into shares of Vertex common stock.  In accordance with the terms of the indentures governing the notes, the notes were converted into common stock at a conversion rate of $14.94 per share. As a result of these conversions, Vertex issued approximately 4.0 million shares of common stock.

Vertex Pharmaceuticals Incorporated
2007 First Quarter Results
Condensed Consolidated Balance Sheet Data
(In thousands)
(Unaudited)

	March 31, 2007	December 31, 2006
Assets
Cash, cash equivalents and marketable securities	$690,466	$761,752
Other current assets	51,400	66,780
Property and equipment, net	61,423	61,535
Restricted cash	30,258	30,258
Other noncurrent assets	1,548	1,254
Total assets	$835,095	$921,579

Liabilities and Equity
Other liabilities	$93,477	$110,640
Accrued restructuring expense	36,508	33,073
Deferred revenues	141,712	150,184
Collaborator development loan (due 2008)	19,997	19,997
Convertible notes (due 2007)	42,102	42,102
Convertible notes (due 2011)	—	59,648
Stockholders’ Equity	501,299	505,935
Total liabilities and equity	$835,095	$921,579
Common shares outstanding	130,825	126,121

Conference Call and Webcast: First Quarter 2007 Financial Results:

Vertex Pharmaceuticals will host a conference call today, April 30, 2007 at 5:00 p.m. ET to review financial results and recent developments.  This call will be broadcast via the Internet at www.vrtx.com in the investor center.  Alternatively, to listen to the call on the telephone, dial (800) 374-0296 (U.S. and Canada) or (706) 634-2224 (International) and using conference ID number  5110362. Vertex is also providing a podcast MP3 file available for download on the Vertex website, www.vrtx.com.

The call will be available for replay via telephone commencing April 30, 2007 at 8:00 p.m. ET running through 5:00 p.m. ET on May 14, 2007.  The replay phone number for the U.S. and Canada is (800) 642-1687.  The international replay number is (706) 645-9291 and the conference ID number is 5110362.  Following the live webcast, an archived version will be available on Vertex’s website until 5:00 p.m. ET on May 14, 2007.

Vertex’s press releases are available at www.vrtx.com.
(VRTX-GEN)

Vertex Contacts:

Lynne H. Brum, Vice President, Strategic Communications, (617) 444-6614
Michael Partridge, Director, Corporate Communications, (617) 444-6108
Lora Pike, Manager, Investor Relations, (617) 444-6755